Exhibit 99.1

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION
AND COMPLETION OF TRUSTPREFERRED SECURITIES OFFERING

FOR IMMEDIATE RELEASE

CONTACT:

December 30, 2003

Debra J. Richardson, Investor Relations

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com

D. J. Noble, Chairman

(515) 457-1705, dnoble@american-equity.com

WEST DES MOINES, IA, December 30, 2003 — American Equity Investment Life Holding Company (American Equity) (NYSE: AEL) today announced that the underwriters of its recent 18.7 million share initial public offering have exercised their right to purchase an additional 2.0 million shares of American Equity common stock, pursuant to the over-allotment option granted to the underwriters in connection with the offering. The underwriters have until Friday, January 2, 2004 to exercise the option to purchase the remaining 805,000 shares under the over-allotment option.

Including the partially-exercised over-allotment option, American Equity sold a total of 20.7 million shares in the offering at $9.00 per share for net proceeds, after underwriting discounts, of approximately $173.3 million.

Merrill Lynch & Co. was the book-running manager for the initial public offering with Advest, Inc., Raymond James and Sanders Morris Harris Inc. acting as co-managing underwriters.

Separately, on December 16, 2003, American Equity completed a private placement of approximately $12.0 million in 30-year floating rate trust preferred securities with net proceeds of approximately $11.6 million.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed rate and index annuities.  The company’s headquarters are located at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

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